Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is entered into by and between Atlantic Coast Bank, a federal savings association and its parent, Atlantic Coast Financial Corporation, a Maryland corporation (collectively the “Bank”), and James D. Hogan (the “Consultant”), each may be referred to individually as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, the Consultant has knowledge and expertise that is beneficial to the Bank including, but not limited to enterprise risk management, public accounting, finance, and executive leadership (the “Consulting Project”); and

WHEREAS, due to the Consultant’s knowledge and expertise, the Bank wishes to have the cooperation of, and access to, the Consultant in connection with the Consulting Project; and

WHEREAS, the Bank and the Consultant have mutually agreed that the Consultant shall serve as an advisor to the Bank for the period of time and according to the terms and conditions hereinafter specified.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the Bank and the Consultant hereby agree as follows:

1.	Consulting Period. The Consultant shall render consulting services, on the terms and conditions set forth in this Agreement, for the period beginning on the date last signed, below (the “Effective Date”) and ending December 31, 2015 (the “Consulting Period”) or ending on such other date as mutually agreed upon, in writing, by the Parties.

2.	Consulting Project. During the Consulting Period, the Consultant shall (i) provide consulting services to the Bank, in respect of the Consulting Project, including reviewing documents, attending meetings and providing other information and services, relating to enterprise risk management, public accounting matters, finance and (ii) make himself reasonably available to the Bank to consult on Consulting Project-specific activities for the Bank for such amount of time as may be reasonably requested from time to time by the Bank ..

3.	Consideration. In consideration for agreeing to provide the consulting services set forth in Section 2, the Consultant shall be receive a one-time payment of Fifty Thousand and 00/100 Dollars (the “Consulting Fee”). Consultant shall receive a 1099 from the Bank for the Consulting Fee.

4.	Sole Consideration. Excepting Consultant’s role as a member of the Board of Directors of the Bank and its parent, Atlantic Coast Financial Corporation, Consultant shall not be entitled to compensation or benefits from the Bank or any of its affiliates with respect to the Consulting Project and will be credited with no service or age credit for purposes of eligibility, vesting or benefit accrual under any employee benefit plan of the Bank or any of its affiliates. The Consulting Fee paid to Consultant under this Agreement shall not be considered compensation for purposes of any employee benefit plan of the Bank or any of its affiliates.

5.	Status as an Independent Contractor. The Bank and the Consultant acknowledge and agree that the Bank shall not exercise general supervision or control over the time, place or manner in which the Consultant provides consulting services hereunder, and that in performing consulting services pursuant to this Agreement the Consultant shall be acting and shall act at all times as an independent contractor only and not as an employee, agent, partner or joint venturer of or with the Bank or any entity for which the Bank provides services. The Consultant acknowledges that he is solely responsible for the payment of all federal, state, and local taxes that are required by applicable laws or regulations to be paid with respect to the Consulting Fee payable hereunder. Neither party will have, and will not represent to any third party that it has, any authority to act on behalf of the other party.

6.	Termination of Consulting Arrangement. The Parties hereto expect that this Agreement will continue for the full term of the Consulting Period, and that it may be extended as mutually agreed upon in writing by the Parties. Either party may terminate this Agreement with ten (10) days advance notice to the other Party.

7.	Section 409A of the Code. It is intended that this Agreement shall comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations relating thereto, or an exemption to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception shall be paid under such exception. For purposes of Section 409A of the Code, each payment under this Agreement shall be treated as a separate payment for purposes of the exclusion for certain short-term deferral amounts. All payments, if any, to be made upon a termination of services under this Agreement may only be made upon a “separation from service” under Section 409A of the Code. In no event may the Consultant, directly or indirectly, designate the calendar year of any payment under this Agreement. Notwithstanding anything to the contrary in this Agreement, all reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Consultant’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. Within the time period permitted by the applicable Treasury regulations (or such later time as may be permitted under Section 409A of the Code or any Internal Revenue Service or Department of Treasury rules or other guidance issued thereunder), the Bank may, in consultation with Consultant, modify the Agreement in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code.

8.	Confidential Information. The fact of and the circumstances regarding the existence of this Agreement and any documents, files, materials and other information provided to Consultant in connection with or related to his performance of the consulting services under this Agreement (such information collectively, the “Confidential Information”) are each highly confidential in nature. Consultant acknowledges the highly confidential nature of the Confidential Information and hereby agrees that:

a.	Consultant shall keep the Confidential Information strictly confidential, privileged and secure at all times.

b.	Consultant shall not use the Confidential Information other than for the purpose of providing the consulting services under this Agreement, and shall not issue, disclose, disseminate, make available, publish, provide copies or otherwise reveal the Confidential Information to any other third party whatsoever or copy or duplicate any of the Confidential Information, except as may be necessary to provide the consulting services under this Agreement (or submit a bid or proposal with respect thereto) . No license, express or implied, in the Confidential Information is granted to Consultant other than to use the Confidential Information in the manner and to the extent authorized by this Agreement. Consultant acknowledges and agrees that any and all Confidential Information (including any intellectual property rights therein) is and will remain the sole property of Bank. Consultant shall promptly return all Confidential Information and other materials received in connection with Consultant’s performance of the consulting services under this Agreement upon completion of such services and, in any event, upon request by the Bank. No copies of the Confidential Information shall be retained by Consultant following completion of the consulting services.

c.	If Consultant receives a subpoena, discovery request, court order, Freedom of Information request, or any other request or demand authorized by law seeking disclosure of any Confidential Information, Consultant must immediately notify the Bank thereof in order to permit the Bank to seek to quash the subpoena, to seek a protective order, or to take such action regarding the request as it deems appropriate, and Consultant will fully cooperate in the Bank’s efforts in this regard so as to assure that confidential treatment will be afforded the Confidential Information. In the absence of a protective order, disclosure will be made by Consultant of only that part of the Confidential Information as is required to be disclosed, after advising and consulting with the Bank and its counsel as to such disclosure and the nature and wording of such disclosure. Consultant will use his best efforts to obtain confidential treatment therefor. Consultant agrees that, if, at any time, he discovers that Confidential Information has been inappropriately disclosed, he will immediately report the fact of and the circumstances regarding such disclosure to the Bank.

d.	THE UNAUTHORIZED DISCLOSURE OR HANDLING OF CONFIDENTIAL INFORMATION COULD CAUSE SUBSTANTIAL AND IRREPARABLE DAMAGE TO THE COMPANY AND ITS AFFILIATES AND COULD RESULT IN FINES, PENALTIES AND/OR MONETARY DAMAGES; THAT DAMAGES AT LAW MAY BE AN INADEQUATE REMEDY FOR ANY BREACH, OR THREATENED BREACH, OF THIS AGREEMENT; AND THAT THE COMPANY SHALL BE ENTITLED, IN ADDITION TO ALL OTHER RIGHTS OR REMEDIES, TO SEEK SUCH RESTRAINING ORDERS AND INJUNCTIONS AS IT MAY DEEM APPROPRIATE FOR ANY SUCH BREACH, WITHOUT BEING REQUIRED TO SHOW ANY ACTUAL DAMAGE OR TO POST ANY BOND OR OTHER SECURITY, AND CONSULTANT HEREBY CONSENTS THERETO.

e.	The obligations of confidentiality contained herein shall extend indefinitely until such obligations are released in writing by the Bank. The provisions of this Agreement shall not be affected by bankruptcy, receivership, assignment, attachment or seizure procedures, whether initiated by or against Consultant, nor by the rejection of any agreement between the Bank and Consultant, by a trustee of Consultant in bankruptcy, or by the Consultant as a debtor-in-possession or the equivalent of any of the foregoing under local law.

9.	Indemnification. Consultant shall indemnify, defend and hold harmless Bank, its parents, affiliates, and its officers, directors, shareholders, members, managers, employees and agents, from and against any and all losses, claims, damages, liabilities, costs or expenses payable to a third party resulting from an action brought by such third party (including reasonable attorney’s fees) that arise out of or are based upon Consultant’s negligent acts or omissions, willful misconduct, or breach of any warranty or representation of Consultant hereunder.

Consultant’s indemnification obligations hereunder shall be subject to Bank’s prompt notification to Consultant with respect to the pertinent third-party claims, although failure to provide such notification shall not excuse Consultant from its obligations hereunder except to the extent of any material prejudice as a direct result of such failure. Bank will provide reasonable assistance to Consultant, at Consultant’s expense, in defending the claim.

10.	Miscellaneous.

a.	Successors and Assigns. This Agreement will be binding upon, inure to the benefit of and be enforceable by, as applicable, the Bank and the Consultant and their respective personal or legal representatives, executors, administrators, successors, assigns, heirs, distributees and legatees. This Agreement is personal in nature and the Consultant shall not, without the written consent of the Bank, assign, transfer or delegate this Agreement or any rights or obligations hereunder.

b.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to such state’s laws and principles regarding the conflict of laws. Both Parties irrevocably consent to the jurisdiction of the federal and state courts presiding in Duval County, Florida for any disputes related to this Agreement, waive any objections based on inconvenient forum or improper venue, and agree that all proceedings arising out of or in connection with this Agreement or the transactions contemplated hereby shall be brought solely in such courts.

c.	Amendment. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing and such writing is signed by the Consultant and the Bank. Any waiver or failure to enforce on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.

d.	Survival of Certain Provisions. Notwithstanding the termination or expiration of this Agreement, the provisions of Sections 8 (Confidential Information), Section 9 (Indemnification) and Section 11 (Miscellaneous) shall survive and continue and shall bind the parties and their legal representatives, successors and permitted assigns.

e.	Notice. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested , postage prepaid, addressed as follows:

If to the Consultant:	If to the Bank:
James D. Hogan	Atlantic Coast Bank
4223 Piaffe Ave.	Attn: General Counsel
Mint Hill, NC 28227	4655 Salisbury Rd., #110
Jacksonville, FL 32256

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

f.	Headings. The headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

g.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. The parties may utilize electronic means (including facsimile) to execute and transmit this Agreement and all such electronically and/or transmitted copies of the Agreement shall be deemed as valid as originals.

Signature page follows

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

ATLANTIC COAST BANK

By:	/s/ Tracy L. Keegan	Date:	August 24, 2015
Tracy L. Keegan
Executive Vice President, CFO

CONSULTANT

By:	/s/ James D. Hogan	Date:	August 24, 2015
James D. Hogan

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